SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): September 24, 2012

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 260
Atlanta Georgia 30328
(Address of Principal Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 24, 2012, Beazer Homes USA, Inc. (the “Company”) entered into a $150 million, three-year amended and restated senior secured revolving credit facility (the “Credit Facility”) with Credit Suisse AG, Cayman Islands Branch, as Agent. The Credit Facility will replace the Company’s existing $22 million senior secured revolving credit facility, and will be used for general corporate purposes of the Company and its subsidiaries.

The principal amount of loans and letters of credit under the Credit Facility may not exceed $150 million; provided, that the Company may request increases in the amount of the Credit Facility up to $200 million, subject to the availability of additional commitments. Substantially all of the Company’s subsidiaries are guarantors of the obligations under the Credit Facility. The Company and the subsidiary guarantors are required to grant to the Agent, for the benefit of the lenders and issuers, security interests and mortgage liens on substantially all of their respective personal property and real property, with such security interests and liens to be senior in priority to those granted as security for the Company’s 6.625% senior secured notes due 2018 issued in July 2012. The Company’s ability to access borrowings under the Credit Facility is subject to its completion of certain post-closing obligations with respect to mortgages on its real property, which are required to be completed within 90 days of the date of the Credit Facility.

The Credit Facility contains customary representations, warranties and covenants typical for such facilities. In addition, the Credit Facility contains covenants that require the Company to maintain (i) certain minimum ratios of the aggregate book value of housing collateral and total collateral to the aggregate commitments of the Credit Facility, as defined in Section 7.01 of the Credit Facility and (ii) minimum liquidity based on certain performance metrics, as defined in Section 7.02 of the Credit Facility.

The Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant or agreement, inaccurate or false representations or warranties, a default on other material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of certain material judgments against the Company. The Credit Facility will mature and all amounts outstanding thereunder will be due and payable on September 24, 2015.
The foregoing description of the Credit Facility is a general description and is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

The Credit Facility amended and restated, as of September 24, 2012, the Company’s previous credit agreement, dated as of August 5, 2009, as amended, between the Company and the lenders and issuers thereto and Citibank, N.A., as Swing Line Lender and Agent. There were no other borrowings outstanding under such credit agreement at the time such credit agreement was amended and restated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

10.1
Second Amended and Restated Credit Agreement, dated as of September 24, 2012, between Beazer Homes USA, Inc., as borrower, the lenders party thereto, the issuers party thereto, and Credit Suisse AG, Cayman Islands Branch, as agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: September 26, 2012	By:	/s/ Kenneth F. Khoury
Kenneth F. Koury Executive Vice President, General Counsel and Chief Administrative Officer